Exhibit 99.2      Discussion, Questions and Answers

RadNet, Inc.
Fourth Quarter 2008 Earnings
March 16, 2009

Operator:                              Please stand by; we’re about to begin.  Good day, ladies and gentlemen.  Welcome to the RadNet Incorporated Fourth Quarter 2008 Earnings conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.

                                                I would like to remind everyone that today’s conference is being recorded and would now like to turn the conference over to Mr. John Mills of ICR.  Please go ahead, sir.

John Mills:                         Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s full year and fourth quarter 2008 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them.  For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet’s 10-K for the 12-month period ending October 31st, 2006; 10-KT for the two-month transition period ended December 31st, 2006; Form 10-K for the period… for the 12-month period ending December 31st, 2007; Form 10-K for the 12-month period ending December 31st, 2008; and 10-Qs for the three-months period ending March 31st, 2008, June 30th, 2008, and September 30th, 2008, as filed with the SEC.

And with that, I’d like to turn the call over to Dr. Howard Berger.

Dr. Howard Berger:          Thank you, John.  Good morning, everyone, and thank you for joining today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our full year and fourth quarter 2008 results, issue our financial guidance for full year 2009, talk about some items that we feel are important to our stakeholders and discuss in more detail our future strategy.  After our prepared remarks, we will open the call to your questions.  I would like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

2008 was a year of many operating accomplishments for RadNet.  We are pleased with our strong revenue performance and with our many operating achievements, which include, among other things, integration of important strategic acquisitions, including Rolling Oaks and West Lake Thousand Oaks; Victorville in the California Inland Empire; six centers from InSight Health in San Fernando Valley and Simi Valley of California, and the Papastravros Imaging Centers in Delaware; the entry into breast disease management through the creation of a comprehensive breast and women’s imaging center, incorporating breast oncology and breast surgery; our completion of our capital upgrade program with respect to our transition to digital mammography; and our elimination of the vast majority of the deferred capital needs of Radiologix and our numerous subsequent acquisitions and our repayment of over 13 million of outstanding debt in the fourth quarter of 2008, as we begin to focus on a deleveraging strategy.

In 2008 we grew our revenues by 18% and exceeded the high end of our revenue guidance.  The same-center portion of this growth was 4.9% in 2008, something with which we are very pleased.  We continue to see the revenue benefits from our digital mammography transition, our Breastlink initiative and other continued focus on our strategies of multi-modality facilities and geographic clustering.  However, we were not satisfied with our operating margins, particularly in the fourth quarter, which is traditionally the quarter that is challenged with seasonality related to holidays, difficult weather conditions and a general slowdown in physician offices by patients.  Although adding back a 2.3 million contractual adjustment we made in the fourth quarter relating to receivables recorded prior to 2008 would have put us above the low end of our adjusted EBITDA guidance, our goal was for significant improvement in our adjusted EBITDA margins in 2009.  We believe we can achieve adjusted EBITDA… a margin improvement of between 1 and 2% by the end of 2009.

It has simply taken us longer to achieve the expense reductions and operating leverage we projected, not only from the integration of some of the more recent acquisitions, but also anticipated expense reductions associated with the scaling of our business.  We are currently addressing this aggressively.  Throughout 2009 we are confident that we will be able to reduce certain operating costs.  First, we are looking and have focused on center-level and regional management staffing.  We are looking at more efficient scheduling and consolidation of operating functions.

Second, we are working on savings through standardization of purchasing practices and center-level protocols related to the use of medical supplies, particularly consumables such as contrast materials and pharmaceuticals.  Third, our entry into breast oncology and the consolidation of these operations into our Orange County facility cause us to absorb operating expenses that will not recur in 2009.  Furthermore, we are in the process of switching chemotherapy drug vendors for Breastlink, which will result in material cost savings associated with delivering our oncologic services.  Finally, we will invest 2 to $3 million in information technology in 2009, which is incorporated in our 2009 capital budget expenditures.  As a result, we expect by the end of 2009, we will be on a unified picture archiving and communications system, or PACS, for all of our centers, and by the end of 2010, we will be on a unified radiology information system, RIS or RISS.  The result we will believe will be material savings in radiology expenses Company-wide, as well as savings related to medical records, film storage and film handling.

Looking ahead, we are excited about numerous opportunities which position us to substantially improve our results, which include the following:  We have reduced our cash interest expense for 2009 and beyond by over $6 million on an annualized basis, something that Mark will describe in detail a little later on in the call.  Two, we recently signed two new capitation contracts in Southern California, something we alluded to as being in process during our third quarter 2008 conference call and which will bring us an additional 2 to 3 million of new revenue on an annualized basis.  Three, our capital expenditure requirements are greatly reduced for 2009 as a result of us completing our upgrade to digital mammography and other technologies and our elimination of the vast majority of deferred maintenance that existed at Radiologix and the many acquisitions we completed subsequent to Radiologix.  When Mark reviews our 2009 guidance, he will describe in detail an expected reduction of between 15 and $20 million in our 2009 capital expenditures as compared with each of the 2007 and 2008 years.

We…  Four, we are beginning to see some of the weaker players in some of our markets close their operations.  We expect this trend to continue, and we anticipate our volumes benefiting from this over… from this over the long term.  Five, we are in negotiations with certain payors regarding increased rates, particularly surrounding the routine imaging modalities.  Insurance companies have become increasingly concerned with access for their patients, particularly for the more than 70% of the imaging volume which we perform and which comprises primarily x-ray, fluoroscopy, ultrasound and mammography.  Six, we are working with two payors regarding ways to direct business out of hospital settings and into free-standing imaging centers where imaging is typically significantly less expensive for payors.

Seven, we have observed a significant decrease in the price of capital equipment as a result of the credit crisis.  There is simply lower demand for equipment from out-patient imaging centers, the majority of which remain to be the small mom-and-pop and small chain operators.  Used equipment is plentiful and available for purchase at unprecedented prices.  Eight, in California, we have our affiliated radiology group, called Beverly Radiology, which is pursuing ways we can drive new streams of revenue through the provision of professional services.  These include professional radiology reading contracts with hospitals in some of our markets, as well as participation in large national clinical trials and research programs.  And lastly, we are in conversations with payors and medical groups in California with respect to engaging our Breastlink operation and disease management contractual arrangements.  We are pursuing the expansion of Breastlink’s reach to include several markets in California, where we are currently operating large women’s imaging facilities, particularly in Palm Springs, Temecula, the San Fernando Valley and the West Lake Thousand Oaks regions.

At this time, we see little on the reimbursement front that we anticipate impacting 2009 reimbursement.  First, I must emphasize that when the term, reimbursement, is used, most people are referring to what is happening with Medicare.  I’d like to emphasize that approximately 20% of our revenue is subject to adjustments in the Medicare physician fee schedule or hospital out-patient prospective payment system, otherwise known as HOPPS.  The remaining approximately 80% of our revenue is derived from private contracts with insurance companies, such as HMOs and PPOs, state-run programs such as Medicaid and other non-federal government third parties, including personal injury, workers compensation, capitated medical groups, among others.  I will briefly discuss reimbursement for both Medicare and private payors.

Recently, the Medicare payment advisory commission recommended that Medicare’s reimbursement formula for out-patient advanced imaging, specifically MRI, CT and PET/CT, be modified to increase a variable in its formula related to the technical component of reimbursement, called the equipment utilization factor.  The recommendation is to increase the utilization factor to 90% from 50%, resulting in an estimated 8% reduction in technical reimbursement for Medicare patients on these modalities.  However, the limitations set by the introduction of the Deficit Reduction Act in 2007 would limit this 8% reduction substantially such that we believe the proposed reimbursement reduction would be something RadNet could absorb without our results being materially adversely affected.  Similar recommendations have been introduced by MetPac unsuccessfully in past years.  This recommendation is meeting significant resistance from various lobbying groups as MetPac has acknowledged that there was no empirical evidence regarding the actual use of advanced imaging modalities and no statistical significant survey was completed to support its proposal.

Several weeks ago, President Obama released his 2010 budget proposal, which included Medicare cost reduction.  Although the budget called for significant reimbursement reductions in Medicare advantage insurance programs and home healthcare services, it was limited with respect to imaging.  Specifically, it recommends the use of radiology benefit managers, or RBMs, to pre-authorize the use of advanced imaging for Medicare patients.  The recommendation is expected to only save $260 million for Medicare over a 10-year period.  We believe this recommendation is not significant to RadNet, and we currently work with RBMs and other pre-authorizing operations within the managed care providers for our non-Medicare patients already.

On the private side of our business, which includes directly negotiated rates, we have arranged with insurance companies, workers compensation carriers, personal injury counterparties and capitated medical groups; our relationships have never been more numerous and stronger.  We are working with a number of these payors in uniquely and mutually beneficial ways as a result of RadNet’s strong market presence in large, multi-modality capacity.  Like Medicare, we are observing that private payors are increasingly focused on stopping the abuses of self-referral and block leasing arrangements through the creation of more strict pre-authorization process and credentialing.  We believe the trend to control over-utilization in certain abusing… abusive imaging settings will continue and will ultimately have a positive effect on our volumes, sometimes… and some time in the near future.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our full year and fourth quarter 2008 performance.  When he is finished, I will conclude our call with some closing remarks.

Mark Stolper:                    Thank you, Howard, and thank you all for participating in our full year and fourth quarter 2008 conference call.  I’m now going to briefly review our full year and fourth quarter performance and attempt to highlight what I believe to be some material items.  I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third… our fourth quarter performance.

In my discussion, I will use the term, adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishment and non-cash equity compensation.  Adjusted EBITDA includes other income, equity earnings in unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash extraordinary and one-time events taking place during the period.

With that said, I’d now like to review our full year and fourth quarter 2008 results and discuss our 2009 guidance levels.  For full year 2008, revenue was $502.1 million, which exceeded the high end of the Company’s guidance range of $470 million to $500 million.  Full year 2008 revenue increased 18% or $76.6 million from $425.5 million in 2007.  Same-center revenue, which measures revenue from operations only if they existed for the full years of 2008 and 2007, increased $20.1 million, an increase of 4.9%.  Full year 2008 adjusted EBITDA was $98.4 million.  This was an increase of 15.4% or $13.1 million from $85.3 million in 2007.  2008 adjusted EBITDA fell short of the Company’s guidance range of 100 million to $115 million.  Adjusted EBITDA was negatively impacted in the fourth quarter of 2008 by an approximately $2.3 million increase to contractual allowance reserves against 2007 and prior year receivables.  We believe that our anticipated collection of these receivables may have been impacted by the economic climate, and we feel it prudent to take this reserve.

Overall, we performed 3,014,042 total procedures in 2008 for our consolidated imaging center business as compared to 2,709,502 total procedures in 2007.  This is an overall increase of 11.2%.  MRI procedures increased 13.6%; CT procedures increased 7.4%; PET/CT procedures increased 12.3%; and routine imaging procedures – this includes x-ray, ultrasound, mammography and all other exams – increased 11.4%.  The 3,014,042 total procedures in 2008 were consistent with our multi-modality approach, whereby 78.3% of all the work we did by volume was from routine imaging.  Our procedures in 2008 were as follows:  335,487 MRIs as compared with 295,325 MRIs in 2007; 295,166 CTs as compared with 274,927 CTs in 2007; 22,022 PET/CTs as… in 2008 as compared with 19,614 PET/CTs in 2007; and 2,361,367 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 2,119,636 of all these exams in 2007.

Net loss for the year was $12.8 million or negative $0.36 per share compared to a net loss of $18.1 million or negative $0.52 per share in 2007.  Affecting net income in 2008 were certain non-cash expenses and non-recurring items, including the following:  $2.9 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $2.6 million of non-cash deferred financing expense related to the amortization of financing fees paid as part of $405 million credit facilities drawn down in November, 2006 in connection with the Radiologix acquisition and the incremental term loans and revolving credit facility arranged in August 2000 and… and February 2007… excuse me, August 2007 and February 2008; $1.4 million of legal settlements related to disputes that existed prior to 2008; approximately $300,000 of severance paid associated with the termination of certain employees related to achieving cost savings from previously announced acquisitions; approximately $500,000 loss on the disposal of certain capital equipment; and $700,000 non-cash gain on the fair value of interest rate hedges related to the Company’s credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for 2008 was $51.8 million.  Adjusting for the non-cash negative impact of $2.9 million of non-cash amortization of financing fees, a non-cash positive impact of $707,000 from the gain related to mark-to-market of an interest rate hedge and accrued interest, cash interest expense was $49.2 million in 2008.  This compares with GAAP interest expense in 2007 of $44.3 million and cash paid for interest in 2007 of $41.4 million.  The increase in GAAP and cash interest was primarily the result of incremental term loans we raised as part of the GE facilities in August 2007 and February 2008 totaling approximately $60 million.

For 2008 bad debt expense was 6.14% of our revenue compared to 6.46% in 2007.  We attribute the decline in bad debt predominantly to our increase in imaging center revenue as compared with revenue we receive from our hospital billing contracts.  Hospital settings regularly have bad debt expense that far exceeds that of free-standing imaging centers.

With regards to our balance sheet, as of December 31, 2008, we had $466.3 million of debt, and we were $1.7 million drawn on our $55 million revolving line of credit.  In the fourth quarter of 2008, we reduced our outstanding debt by $13.8 million through repaying most of the outstanding balance on our $55 million revolving line of credit that existed as of September 30th, 2008, and through other reductions in capital lease and first lien debt.  Throughout 2008, we reduced our total leverage by 0.2 turns of EBITDA.  As of December 31st, 2008, approximately $415.1 million of our $466.3 million of debt was structured as floating rate term debt, requiring interest payments based upon a spread to LIBOR.  In order to hedge exposure to the fluctuations in LIBOR, we entered into three interest rate hedges in 2006 to fix LIBOR at various rates between 5.02% and 5.47%.

Subsequent to year end 2008, specifically in late January and early February of 2009, we were able to modify two of our three interest rate hedges.  The modifications extended the maturity of and re-priced these two interest rate hedges for an additional 36 months, resulting in an annualized cash interest expense savings of $2.9 million.  On one of the LIBOR hedge modifications, for a notional amount of $107 million of LIBOR exposure, we replaced a fixed LIBOR rate of 5.2% with a new rate of 3.47%, maturing on November 15th, 2012.  On the second LIBOR hedge modification, for a notional amount of $90 million of LIBOR exposure, we replaced a fixed LIBOR rate of 5.3% with a new rate of 3.61%, also maturing on November 15th, 2012.  Our third interest rate hedge, which we did not modify, matures on April 30, 2009, and fixes LIBOR on $73 million of LIBOR exposure at 5.47%.  We currently plan to elect one month LIBOR on this $73 million after the hedge maturity, thereby benefiting from the spread between the then current spot rate of one month LIBOR, which as of March 13th, 2009, was 0.56%, and the 5.47%.  Based upon the current spread, our annualized savings would approximate $3.5 million.

Because there is no assurance that the spot rate of one month LIBOR will remain at or around current levels in the future, we will evaluate this strategy on an ongoing basis.  These swap modifications are extremely important to our capital structure.  We have evaluated various debt refinancing opportunities over the last two years to lower our cash interest payments.  None of those options ultimately would have been as attractive as the amount of savings we have locked in with these new swaps and through benefiting from today’s low LIBOR rates.  We have effectively been able to reduce the cost of our debt, a total of over $6 million on an annualized basis, in a way that avoided the expense and the uncertainty of a refinancing.  Our hope is that the reduction in cash interest expense will allow us to deleverage the Company more rapidly and reach GAAP profitability.  With respect to the swap modifications, 2009 GAAP interest expense will include the amortization of an unrealized loss totaling approximately $8 million on the two modified hedges, which will be expensed as a non-cash item through interest expense in 2009 over the remaining portion of the initial terms of the original hedges.  Thus, we will see substantial cash interest savings in 2009 and beyond, but our 2009 GAAP interest expense will now include the $8 million non-cash amortization expense.

Since December 31st, 2007, accounts receivable increased approximately $8.8 million, resulting from increased business, acquisitions and the credentialing of new physicians.  Our net days sales outstanding, or DSOs, decreased in the fourth quarter of 2008 from the fourth quarter of 2007 from 66 days to 61 days, respectfully.  Our accounts payable and accrued expenses increased by 23.7 million to $83.7 million during the year; 18.7 million of the $23.7 million increase was for equipment and related tenant improvements related to projects which began prior to year end and have either already been paid down or will be paid down through the end of the second quarter of 2009 as part of our budgeted 2009 capital expenditures of 30 to $35 million.  This will have a significantly positive impact on our working capital throughout the first two quarters of 2009.  During full year 2008, we entered into capital leases of $23.7 million, repaid $19.1 million of notes and leases payable and had net payments of $2.5 million on our line of credit.  We had cash capital expenditures net of asset dispositions of $26.2 million during 2008.

I will now discuss our 2009 full year guidance.  As some of you may have seen this morning in our press release, we issued guidance ranges for our 2009 expected performance.  The metrics are as follows:  For revenue, our guidance level is between 515 million and $545 million; for adjusted EBITDA, our guidance levels are between 105 and $115 million of EBITDA; for capital expenditures, our guidance levels are between 30 and $35 million; for cash interest expense, our guidance level is between 41 million and $45 million; for free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, our guidance level is between 25 million and $35 million; and for end of year net debt, which we define as total debt net of any cash balances, our guidance level is between 438 million and $448 million.

Several things are important to note with respect to our guidance.  First, our guidance reflects our belief that we will continue to grow both our revenue and adjusted EBITDA in 2009, despite what we believe will continue to be a very challenging economic environment.  We cannot be certain how the challenged economy will affect us.  As such, we have attempted to forecast our growth to incorporate a potential slowdown or reduction in general physician office visits, the elimination or reduction of elective procedures and a greater exposure to consumer bad debt and more challenged collection cycle.

Second, our guidance reflects lower capital spending in 2009 as compared to 2008 and 2007.  As many of you are aware, we spent an aggregate of almost $100 million in capital spending in 2007 and 2008.  This was extraordinary in that a significant portion of this spending was to fund deferred maintenance at Radiologix and many of the other acquired entities.  As of the end of our fourth quarter of 2008, the vast majority of our deferred maintenance was eliminated.  Thus, our plan is to spend 15 million to $20 million less in 2009 than we did in each of 2008 and 2007.

Third, we are projecting $6 million to $8 million of cash interest expense savings in 2009 as compared with 2008.  This is due to the hedge modifications I discussed earlier, as well as our benefiting from lower LIBOR rates on the unhedged portion of our credit facilities.  Lastly, the lower 2009 projected capital spending and cash interest payments will allow us to produce valuable free cash flow that we intend to use to deleverage our balance sheet.  We anticipate reducing our net debt from 466.3 million to under $448 million, while at the same time growing our adjusted EBITDA.  The end result should be strong deleveraging in 2008 for… 2009 for RadNet.  Given the current public equity market capitalization of our Company, our free cash flow guidance implies a current free cash flow yield to the equity of between 68% and 99%, which we believe is extraordinary.

I’d like now to discuss the performance of the fourth quarter of 2008.  For the fourth quarter of 2008, RadNet reported revenue and adjusted EBITDA of 123… $128.3 million and $22.5 million, respectively.  Revenue increased 25.2% or $25.8 million and adjusted EBITDA increased 10.5% or $2.1 million, respectively, over the fourth quarter of 2007.  Same-center revenue, which measures revenue from operations only if they were open for the full fourth quarter of 2008 and 2007, increased $3 million, an increase of 2.73%.  For the fourth quarter of 2008 as compared to the prior year’s fourth quarter, MRI volume increased 19.2%, CT volume increased 10.0% and PET/CT volume increased 2.7%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 11.1% over the prior year’s fourth quarter.

In the fourth quarter of 2008, we performed 771,425 total procedures, which breaks down as follows:  87,549 MRIs as compared with 73,472 MRIs in the fourth quarter of 2007; 74,219 CTs as compared with 67,455 CTs in the fourth quarter of 2007; 5,525 PET/CTs as compared with 5,378 PET/CTs in the fourth quarter of 2007; and 604,132 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 548,220 of all these exams in the fourth quarter of 2007.  Net loss for the fourth quarter was $5.4 million or negative $0.15 per share compared to a net loss of $11.7 million or negative $0.33 per share in the fourth quarter of 2007 based upon a weighted average number of fully diluted shares outstanding of 35.9 million shares and 35.1 million shares for these periods in 2008 and 2007, respectfully.

Affecting net income in the fourth quarter of 2008 were certain non-cash expenses and non-recurring items, including approximately 300,000 non-cash loss on the fair value of the interest rate hedges related to the Company’s credit facilities, approximately $1 million of non-cash employee stock option expense related to the vesting of certain options and warrants, approximately $1 million gain on the disposal of certain capital equipment, and approximately $700,000 of non-cash deferred financing expenses related to the Company’s credit facilities.

With regards to our liquidity and capital resources, the credit market crisis and the public financial issues facing General Electric have resulted in my receiving numerous calls from investors concerned about our capital structure.  I’d like to make the following points on these two subjects:  First, from an operations standpoint, we are a sizable customer of GE Healthcare, whereby we utilize GE equipment, GE equipment service and GE information technology.  We have experienced no change in our business relationship with GE Healthcare, who remains a supportive and important vendor to us.  In short, it has been business as usual with GE Healthcare and GE has confirmed its ongoing commitment to its existing customers.

Second, with respect to our credit facilities, GE Capital arranged these loans on our behalf and is the administrative agent and lead syndicate agent.  It should be noted that there are over 25 lenders who hold our debt in the GE arranged syndicate.  GE holds a small minority of our $415.1 million term debt.  Even our revolving line of credit is funded by multiple lenders.  We have seen no change in the way our facility has been managed and have experienced no adverse effects.  Third, the tranches of our credit facility are either funded or committed through their maturity dates.  In the case of our revolving line of credit, its maturity is November 15th, 2011.  In the case of our first lien term loan, its maturity is November 15th, 2012.

And finally, in the case of our second lien term loan, its maturity is May 15th, 2013.  We have experienced no interruption or extraordinary funding situations with our revolver and have experienced no issues with GE or any of our other lenders.  We have not tripped any debt covenants, nor do we anticipate tripping any debt covenants in the future.  In short, we currently believe our capital structure is secure, and we do not anticipate at this time needing to access the debt or equity capital markets.  We believe that our current capital structure provides us sufficient financial flexibility to effectively execute our growth plans in the near term.

Last, I’d like to discuss internal controls and financial reporting.  We have received in 2008 an unqualified or clean stock (sp?) 404 opinion from our auditors, Ernst & Young.  We fully remediated the material weaknesses, which we identified in December 2007 and made substantial improvements in our financial close process, which has been strained by the integration of our Radiologix acquisition, numerous subsequent acquisitions and accounting and billing systems transitions.  While we are proud of the strides we made in 2008, our focus for 2009, specifically the second half of 2009, will be the earlier release of our quarterly and annual financial results to the public.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:         Thank you, Mark.  As many of you have seen, our share price has experienced significant decline over the last few months.  The management of RadNet is the largest shareholder group of the Company, with ownership of over 24% of our common stock, and I personally remain the largest shareholder of RadNet.  We share the frustration of our shareholders and strongly believe that circumstances, many of which are out of our control, have made our shares remarkably undervalued.  We are a company with tremendous opportunities.  We have demonstrated that we can drive revenue and growth.  This has been evident in both the revenue improvement in our acquisitions, as well as consistent same-center top line growth.  We have shown that our revenues can hold strong in a challenged economy, and based on strong per day volumes that we’ve seen in February and March, the months subsequent to the traditional seasonal fluctuations of December and January, we project our revenues to remain strong for the first quarter.

What is now in store for our team is that we intend to demonstrate margin improvement and operating leverage.  This will be our focus in the coming quarters.  Our business is one that scales and, as we have discussed earlier on this call, we have already identified ways to eliminate operating costs in 2009 and beyond.  The challenged economy and credit markets also bring unique opportunities.  We believe there are many… there may be opportunities for us to be purchasing debt from certain of our lenders at attractive discounts to par value.  We will attempt to position the Company to capitalize on these opportunities.  Retiring debt at a discount immediately creates equity value for our current shareholders and allows us to deleverage our balance sheet more rapidly.  Furthermore, our net operating loss carry forwards allow us to execute these debt retirements free of any resulting tax burden.

In summary, we remain optimistic and enthusiastic about RadNet’s future.  What we do is essential to the healthcare system in good economic times and bad.  Our millions of patients, thousands of referring physicians and numerous medical groups and insurance companies with whom we business… we do business, depend on our services each and every day.  These long-standing relationships built upon years of trust, high quality service and the practice of good medicine will ensure the stability of our revenue base into the future.  Our focus, simply put, in 2009 will be drive to margin improvement and deleverage our balance sheet, while continuing to maintain and build upon our strong revenue base.   And I remain highly confident that we can accomplish both of these objectives successfully.

Operator, we are now ready for the question and answer portion of the call.

Operator:                            Yes, sir.  At this time, if you would like to ask a question, please signal by pressing star, followed by the digit one on your touchtone telephone.  If you are using a speaker phone, please make sure your mute function has been turned off to ensure your signal can reach our equipment.  Again, that is star, one to ask a question.

We’ll go first to Brian Tanquilut with Jefferies & Company.

Brian Tanquilut:               Hey, good morning, guys.  First question; Howard, you know, you talked about deleveraging and basically paying down debt with all the free cash flow that you guys are projecting for the… this coming year, or for this year.  I was just wondering what your thoughts are on acquisitions, given that 2007 or 2008 you basically used most of your cash flow on acquisitions and now it’s delevering the balance sheet?  So just wondering where we stand on acquisitions?

Dr. Howard Berger:         Well, acquisitions will be a very small focus for the Company in 2009.  We will look at perhaps any strategic acquisitions that may come our way but they will be always deleveraging and very accretive to the Company.  We are seeing continued pressure within the industry and the multiples that some of these centers, distressed and otherwise, are potentially being offered up at… are quite remarkable and a substantial reduction over what we have seen last year.  But I would imagine that the number of acquisitions that we will do this year will be very limited and there are no acquisitions built into our forecast for the guidance that Mark gave you for 2009.

Brian Tanquilut:               Okay, got you.  And then second question; the economy…  I mean are you seeing…  You know, we’re hearing anecdotal evidence that physician office volumes are weakening and things to that nature.  And so I was just wondering if you guys are seeing anything related to the economy or that relates to volumes or the uptick in the bad debt?  I mean is that something that we should expect will carry over over the course of the year?

Dr. Howard Berger:          Well in regards to volumes, we did, like many other companies, see slowing in the end of December and the beginning of January, which is traditional in our business and was made, I think, somewhat worse this year because of severe weather conditions, primarily on the east coast, as well as how the holidays actually fell out; they fell on…  Both New Year’s and Christmas fell on Thursday and was the worst possible day for us and resulted in a lot of offices being closed and reduced patient visits.  However, our volumes for February and early here in March have rebounded strongly to pre-holiday levels so while I believe that there will be some reduced office visits, we have not yet seen that trickle through to our centers at this point in time.

I would remind the audience here that close to 80% of our business is driven, you know, by routine imaging, meaning x-ray, mammography, ultrasound, fluoroscopy, et cetera, and these less expensive procedures are still in very high demand and where there are fewer and fewer people outside the hospital that are providing these much needed services.  We also, as I mentioned, have recently signed two new capitation contracts here in California, which are also increasing our volumes in the California market.

As regards to bad debt is concerned, we did factor some bad debt reservations into our 2009 forecast, as we anticipate the challenges in the economy may have some effect on our self pay; however, we are instituting programs that we believe will counter, or perhaps counter, some of this going into 2009 with more aggressive collection processes, which will actually start at the center level requiring greater controls on the copays at the time of the visits, as well as more aggressive collections for copays and deductibles within the short period of time after people have been, you know, seen in our facilities.  So, while we believe that there may be some additional burden here from bad debt, we think more of that may come from hospitals than the imaging centers, where we can be much more effective in the new processes that we are implementing here in the second quarter to be aggressive about the self pay portion of our business.

Brian Tanquilut:               Got you.  And then, Howard, you know, you talked about the RBMs and how if Medicare brings RBMs in, you don’t think that that’s going to be a big issue since you guys are working with… or have been working with RBMs for years.  Just looking at the growth in PET volume, that number has obviously declined quite significantly over the course of the year.  Now I’m…  I was just wondering what your thoughts are?  You know, is that a sign that the RBMs are impacting PET/CT volumes?  Or is it just a general trend in that modality?

Dr. Howard Berger:            I think it’s more of a general trend in the modality.  Unfortunately, I think the nature of some practices in various parts of the country have not fully recognized the value of PET/CT scanning and have embraced it as rapidly as we think they should.  This may, in fact, change this year because Medicare has expanded the routine use of PET scanning now into, I think, another half a dozen or so different oncologic diseases, which before were only able to be done through a Medicare-sponsored program.  These now can and will be ordered directly and routinely by physicians so I believe that we can anticipate somewhat of a growth in PET scanning as a result of the increased approval for these applications.  But I think the bigger challenge still is one of education of the referring physician community as to the merits of PET scanning earlier and earlier in the disease process, which results in both better staging and better outcome.  And I think that that is something that we are beginning to implement more in the way of educational processes to bring this out to our referring physician.

Brian Tanquilut:               Thank you.  And then, Mark, last question.  On the cap ex, is that…  Should we think about that as your sort of maintenance cap ex level going forward?  I mean is that a sustainable cap ex level?  Is that enough cap ex?  And then also does that include any investments you would need to put in to Breastlink if you get all these new contracts for Breastlink?

Mark Stolper:                    Sure.  The $35 million is a good number, given the size of our business for cap ex going forward.  I will tell you that not all 35 million of that number is maintenance cap ex.  We’re anticipating about $20 million of that $35 million to be maintenance cap ex.  The remaining portion should have some incremental revenue and EBITDA associated with it.  So I think, for your assumptions going forward, you should assume 20 to $25 million a year of maintenance cap ex is a good number but we don’t see having to spend the $50 million or so a year that we did spend in 2008 and 2007, which was extraordinary in that a lot of that cap ex was associated with deferred maintenance that existed either at Radiologix or a number of the other acquired entities which we acquired subsequent to the Radiologix acquisition.

Brian Tanquilut:                 And then Breastlink… did we have assumptions in there for Breastlink, just in case the, you know, (inaudible) or all these other places start ramping up?

Dr. Howard Berger:            Any increases in cap ex are built into the 30, 35 million for Breastlink.  Breastlink’s expansion is really more one of personnel than it is really equipment necessary to perform the oncologic and surgical procedures.  So very, very limited cap ex is associated with Breastlink expansion.

Brian Tanquilut:                 All right, sounds good.  Thank you, guys.

Mark Stolper:                      Thank you.

Operator:                              We’ll take the next question from Rob Mains, Morgan Keegan.

Rob Mains:                         Thanks.  Good morning.  A couple of questions on the fourth quarter, Mark.  You did have an uptick sequentially in bad debt as a percentage of revenues and that’s (unintelligible) if I take out the 2.3 million.  Is there anything else that happens in the fourth quarter seasonally?  Or is that a good run rate to use for ’09?

Mark Stolper:                      Yes, that was more of a true-up, Rob, to an analysis that we did more than anything else.  Just so you understand how bad debt works, bad debt is just a portion of our contractual adjustments and we do… and we track our contractual adjustments based upon historical, you know, trending analysis.  And then what we do is we go into those contractual adjustments and determine how much of those contractual adjustments were related to bad debt versus, you know, just the normal contracts between the gross revenue we bill out and the contractual numbers that the insurance companies reimburse us.

Rob Mains:                             Mm-hmm.

Mark Stolper:                     So what we do is we do generally twice a year a trending analysis on what part of our contractual arrangements are… or contractual adjustments are associated with bad debt.  And, ultimately, what we do is we gross up our net revenue by that number, then subtract out that amount of bad debt on our income statement.  So the fact that bad debt may be 1% or 1.5% of total gross charges is not as important as what is the total amount of contractual adjustments that we’re taking against our billed gross revenues.

Rob Mains:                          So when you talk about potentially some problems next year with self pay, I should look for maybe a higher magnitude of bad debts than what you had in the first three quarters but not where it was in the fourth?

Mark Stolper:                      That’s correct and where we make adjustments is not so much to that bad debt number that you’ll see on your income statement, although that could go up or down depending upon the analysis, but more so to the overall collection percentage that we’re booking as net revenue against the gross billings.

Rob Mains:                          Right, okay.  And then similarly in the fourth quarter, you talked about same-stores; they were down well below the…  Same-store revenue growth was well below the full year level in the fourth quarter.  Is that mostly, you know, kind of the weather-type things that you were talking about earlier?

Dr. Howard Berger:           Yes, it was mostly really December, the second half of December.  We had very strong volumes in October and November and then due to the weather and then just the way the holidays fell out, this… the second half of December and, as I mentioned, heading into the first half of January, saw some, what were to be expected, slowdowns that were, again, made somewhat worse because of the severe weather that the east coast encountered.

Rob Mains:                          Right, but then I heard you right that kind of after the first half of January, things started return to a normal trend?

Dr. Howard Berger:            Yes, our February volumes…  The end of January, as well as the February volumes and into March, have been very strong and can (sp?) consistent with where we were before the holidays.

Rob Mains:                           Okay.  And so with… again, just sort of the same question I asked about bad debt, so when you talk about revenue impact from what’s going on in the broad economy, at this point it sounds like that’s more speculative than anything that you’ve seen to date?

Dr. Howard Berger:             Yes.

Rob Mains:                            Okay.  Fair enough.  That’s what I needed.  Thank you.

Operator:                               We’ll take our next question from Kevin Ellich with RBC Capital Markets.

Kevin Ellich:                        Good morning.  Just a few questions.  Wanted to drill down on the volumes – and I don’t know if I missed this or not – but MRI growth of 19% seemed awfully strong, while PET/CT up only 2.7% in fourth quarter was a little bit light.  What’s going on on the modality side?

Dr. Howard Berger:           I’ll answer that question.  MR continues to be well in demand, as our results show.  There’s…  There seems to be two things that we believe are affecting CT volume.  Firstly, as more and more people gain comfort level with PET/CT, quite often that is replacing routine CT because it’s often unnecessary to do the CT scan ahead of a PET scan at a facility that has a PET/CT scanner because you essentially, not only get both scans at the same time, but the coordination of these done at the same time gives better results.  So we are seeing, we believe, that kind of a transition and I believe that that’s good medicine.  The other thing that we believe is affecting CT volume is, in some of the areas where there is more radiology business management… managers oversight, there tends to be a tendency to try to decrease the CT scanning and convert it into ultrasound scanning.  As a result, our ultrasound business has gone up fairly dramatically, while we’ve seen, you know, fewer growth… less growth in CT.  So we think the combination of both of those may have some impact.  The third thing – although I would downplay this dramatically – is that last year there was a lot of notoriety about the radiation dosage coming from the multi-slice CT scanners, and there could be some pullback there from people getting CT scans as readily as they were in the past, given what I believe is some misinformation about the radiation dose exposure and risk reward ratio in CT.

Kevin Ellich:                        Okay, that’s very helpful.  And then going back to your guidance on the revenue side, Mark, I was wondering if you could give us any detail in terms of…  You did talk about some of your assumptions but just could you provide us with… like what type of same-store growth you’re expecting?

Mark Stolper:                     Sure.  Our model predicts about 5% sale-store sales growth.  Part of, you know… which has been historically where we have been trending, and we’re seeing some nice growth from some of the acquisition opportunities.  So we’re seeing…  It’s approximately 5%.

Kevin Ellich:                         Okay.  And then how much…  You guys have net operating losses still, don’t you?

Mark Stolper:                       Correct.

Kevin Ellich:                        And how much do you have left?

Mark Stolper:                       A little north of 200 million.

Kevin Ellich:                       Okay, thank you.  And then going back to the cap ex, how much of the cap ex that you guided for… interrelated to the IT investments for the alignment of the system?

Dr. Howard Berger:            We expect IT this year to probably be in about the $3 million range.

Kevin Ellich:                       Okay.  And last question, going back to the interest rate hedges, the cost of the debt that you locked in for the next three years that’s in the press release, is that all in?  Or is that just the LIBOR-based…  I guess does that include the margin on top of the LIBOR?

Mark Stolper:                     The way that the credit facility works is we pay a spread to LIBOR.  The LIBOR hedges…  The LIBOR portion of the total interest expense, so the total interest expense is the LIBOR portion plus the spread.

Kevin Ellich:                         Plus the spread, okay.

Mark Stolper:                     So what the hedges do, they lock in LIBOR at a particular rate.  In this case, we’ve locked in LIBOR at, you know, 150 to 200 basis points lower than what we locked in LIBOR in the past with the previous hedges.

Kevin Ellich:                        Okay.  So would…  It accounts for the spread already so, for example, the one that was… you negotiated on January 29th, going from 5.02% to 3.47%, that… the delta is the interest rate savings?

Mark Stolper:                      Correct.

Kevin Ellich:                        (Inaudible).  Okay, thanks.  That’s it.

Operator:                              We’ll go next to Darren Lehrich with Deutsche Bank.

Darren Lehrich:                Thanks.  Good morning, everyone.  A couple things here.  I guess first, Mark, could you just confirm what the leverage debt-to-EBITDA…  You made some pro forma adjustments for your credit agreement.  I just want to know what that was at year end, please?

Mark Stolper:                     Darren, we don’t publicly disclose the pro forma adjustments for the acquisitions, because we don’t publicly disclose the EBITDA associated with those acquisitions.  But, you know, it’s higher…  Obviously, there are pro forma adjustments, and it has obviously increased our EBITDA when… with respect to covenant calculations and such.

Darren Lehrich:                 Okay.  So you reference to 0.2X reduction in your leverage so, yes, maybe if you could just talk…

Mark Stolper:                       Sure.

Darren Lehrich:                 To that point and frame it in terms of the actual covenant?

Mark Stolper:                     Sure.  That’s purely associated with the total debt that was outstanding at 2007 and our publicly-reported EBITDA versus our total debt that was outstanding in 2008 and our publicly-reported EBITDA then.  The actual leverage ratios and the deleveraging was greater when you add in the pro forma adjustments that we make relative to the acquisitions that we’ve made within the last 12 months, i.e. Rolling Oaks, Papastavros, Middletown Neurosciences and a number of others.

Darren Lehrich:                 Okay.  Your cash…  Your cap ex guidance, I just want to make sure I understand that.  There’s a portion of that that’s funded with cash and a portion of that that’s historically been funded with capital leases.  Is that the case here for ’09?  Or is most of that contemplated to be cash?

Dr. Howard Berger:            The majority of this year’s cap ex will be cash.

Darren Lehrich:                Okay.  And I guess the other question I had, just, you know, you…  Howard, you mentioned that your goal is to improve the margins by one to two points coming out of ’09.  And I just want to make sure I’m understanding, you know, the base level margins that you’re kind of referring to here.  Should we be adjusting for that $2.3 million bad debt and that would be about a 20% level for ’08?  Or are you referring to it with the 2.3 million, which would be about a half a point different?  And maybe that sounds like I’m splitting hairs and I’m trying to understand what the base is that you’re using.

Dr. Howard Berger:           I believe the way that we’re looking at it is factoring in the 2.3 million, which would get us to something slightly less than 20%... I think about 19%.

Mark Stolper:                       No.

Dr. Howard Berger:            19.6%.

Mark Stolper:                      Yes, it’s about 20%.

Dr. Howard Berger:           Yes, profit margins.  And we would look to do one to two points better than that for the whole of the year 2009.

Darren Lehrich:                  Okay.

Mark Stolper:                    And just a clarification on something I said earlier; Kevin had asked me with regards to same-store sales what our assumption is, and I said 5%.  It depends upon the guidance level.  The low end of the guidance range was associated with a 3% same-store sales.  The high end is closer to 6%, you know, if you go from 502 million to 545 million.  So what we’re…  So we’ve obviously assumed a range of same-store sales, depending upon whether we hit the low end or the high end of the guidance.

Darren Lehrich:                  Right.  And I’ll ask a question about the guidance as well, and more at the midpoint of your EBITDA guidance, Mark.  You know, if we kind of isolate out the non-cash amortization expense for the swap modification, do you think your income will be positive in ’09, even using the midpoint?

Mark Stolper:                      Yes.  We’re…  Our model is predicting very close to breakeven this year; could be a little higher or a little lower than breakeven on a net income basis this year.

Dr. Howard Berger:           But just to clarify, part of that is affected by almost $8 million of interest expense that, as a result of the re-pricing of those hedges, that we have to amortize out over the period through the end of this year and which will be a non-cash expense but will affect the net income.

Mark Stolper:                     Correct.  So if you adjust for the $8 million non-cash interest expense with this amortization that Howard talked about through November 15th of this year, our model is highly net income positive.

Darren Lehrich:                  Okay, that’s helpful.

Dr. Howard Berger:           And that does not recur.  It goes away this year and is gone in subsequent years.

Mark Stolper:                      Correct.

Darren Lehrich:                 Okay, so there’s no further amortization of the loss?

Mark Stolper:                    Correct.  In other words, what we did with these swaps, there was a negative mark-to-market on the existing swaps.  When we modified the swaps and extended them for three years, we essentially blended in a negative mark-to-market over that three-year period, paid a slightly higher swap rate.  And the accounting rules are such that the negative mark-to-market that is found on our balance sheet and in our accrued expenses, essentially, it gets amortized on a straight-line basis through the maturity of the original hedges that you’re modifying.  So the original two hedges that we modified would have matured on November 15th of 2009.  So this $8 million negative mark-to-mark gets just amortized on a non-cash GAAP basis through interest expense through that period.

Darren Lehrich:                  Right.

Mark Stolper:                     So it creates significant volatility… or not volatility; it just creates a significant negative impact to net income, whereby it’s not a cash event.

Darren Lehrich:                Okay.  And last question here, just with regard to the disclosures, you provided some additional detail in the year end press release here on your, I guess, revenue mix by modality.  Is that…  Are…  Is this the disclosure that we should expect going forward in your quarterlies?  Or is that just an annual disclosure you’ll be making?  And I guess the reason I ask – I’ve asked it before – but it’d be nice to have consistent presentation of your operating statistics so we can build our revenue models around that.

Mark Stolper:                      Right.  This is…  This disclosure, or additional disclosure, is really an outgrowth of conversations I’ve had with numerous people, including yourself, Darren, so you can take credit for this.  And, yes, we plan to provide this on a… certainly on an annual basis.  I believe we can provide it on a quarterly basis; that’s the intention.

Darren Lehrich:                  Great, okay.  Thanks a lot.

Mark Stolper:                      Thank you.

Operator:                              We’ll take our next question from Jeff Osher with Harvest Capital.

Jeff Osher:                        Yes, hey, guys.  Thank you for taking the calls.  Help me understand as I’m looking for…  I didn’t see a cash flow statement.  Can you guys just help?  The 6.5, roughly, of JV earnings, is there any distribution to RadNet from those subsidiaries?  And then can you give us a percentage on average that RadNet, the parent, owns of those JVs?

Mark Stolper:                      Sure.  I’ll answer the latter question first.  On average, we own roughly about 40% of the unconsolidated JVs.  And that ranges from as high as 49% to as low as something around 20%, if I remember correctly.  And over time…  Our…  We do get distributions from the unconsolidated joint ventures, and then over time, the distributions essentially mirror the net income, or our portion of the net income that we recognize as earnings on unconsolidated JVs.

Jeff Osher:                          Okay.  So the right way to look at…  If I wanted to reconcile EBITDA to kind of an operating cash flow net of working capital changes, I should basically just back out what you guys are adding back in?  The minority interest line?

Mark Stolper:                       I didn’t follow that.  Could you repeat that?

Jeff Osher:                           So, in other words, in…  I should back out the 6.5 million from the free cash flow?  So 20 plus percent of your free cash flow… for example, if it were to remain flat in ’09 versus ’08 of the 25 to 35 you guided to…

Mark Stolper:                       Right.

Jeff Osher:                         What percentage of that is going to be in the minority interest that you’re adding back in, or the earnings from JV that you’re adding back in that’s non-cash?

Mark Stolper:                      Yes.  Well, no, it is cash.  What I said before is we do receive distributions from the JVs that mirror the net income.

Jeff Osher:                           Right, but you’re adding back in your EBITDA calculation.  You’re adding back and you guys defined free cash flow as EBITDA minus cap ex.

Mark Stolper:                      True.  But, right, and the distributions from those JVs are part of the EBITDA so that’s part of the free cash.

Jeff Osher:                            Right, but you’re adding back the 60% that you don’t own, right?

Mark Stolper:                       No, we’re not, because these are unconsolidated joint ventures.  So the operations of these, meaning the income statements of these unconsolidated joint ventures, are not in our financials.  The only place that they’re accounted for in our financials are in that… is in that line called equity and earnings of joint ventures, which is our portion, meaning our 40% of the net income of those joint ventures.

Jeff Osher:                            Okay, so they’re not consolidated.

Mark Stolper:                        So we’re not double accounting anything.

Jeff Osher:                            Right, but they’re not consolidated in your P&L?

Mark Stolper:                       Correct, because we…

Jeff Osher:                             Okay.

Mark Stolper:                        Don’t own 50% or more of them, nor do we control them.

Jeff Osher:                            Right.  Okay, that’s helpful, and then just one follow-up to the receivable question.  Could you guys provide a… some kind of receivables schedule with regard to ageing?  And if not, can you just give us some feel for what kind of receivables in net of 180 days exist that aren’t reserved against?

Mark Stolper:                       Yes, although I mean we don’t provide a gross ageing for our receivables.  What I can say is our receivables ageing… you know, runs the gamut based upon what payor class they’re in.  For example, let’s use Medicare.  Medicare generally pays around 30 days from the time that they receive the bill, whereas we’ve got some payor classes, albeit they’re small, that – for instance, personal injury and workers comp – that generally reimburse us significantly more than Medicare but we may not get paid on the personal injury or workers comp claim for 365 days or greater.  So the vast majority of our ageing is obviously skewed towards our DSO, which is about 60 days, meaning within the first 60 days.  But we do have receivables that we collect on as in… in the ordinary course of business that are greater than 60 days.  And in some cases, with regards to payor classes, like personal injury and workers comp, it could be significantly greater than 60 days.

Jeff Osher:                           That’s really helpful, Mark.  And then just to clarify the first one so I make sure I model this correctly from a cash flow standpoint, in your Q through the first nine months, you guys had 5.3 million of equity and earnings of JVs that was backed out from the cash flow, and you had 2.3 million to the good that was distributed from the JVs.

Mark Stolper:                       Right.

Jeff Osher:                            Will that…  When we look in the K, will those two numbers converge?

Mark Stolper:                      Yes, that number…  I mean there’s always timing differences.  That number at the end of the year will be 5… we receive $5.2 million of distributions through the year, and we’re expecting to receive more distributions in Q1.  So, over time, they mirror each other.

Jeff Osher:                           Right, great.  Thanks a lot, guys.  I appreciate you taking my call.

Mark Stolper:                       My pleasure.  Thank you.

Operator:                               And we have a follow-up question from Rob Mains with Morgan Keegan.

Rob Mains:                            Yes, Mark, do you have available the same-store procedure growth figures?

Mark Stolper:                        I don’t have them here in this conference room, but I do have them so we can take it offline.

Rob Mains:                            Okay.  And then there’s one technical question.  On the swaps, are they…  If I remember right, two of your three are not designated as cash flow hedges?  Is that still the case?

Mark Stolper:                      Actually, two of the three were designated as cash flow hedges; one of them was not designated as a cash flow hedge.  The two that were designated as cash flow hedges are the two that we just modified.

Rob Mains:                              Okay.

Mark Stolper:                        So it’s the one that was not designated as a cash flow hedge was on a notional amount of $73 million.  That is the one that… where we take the mark-to-market interest expense.

Rob Mains:                              Right.

Mark Stolper:                       And that is the one that is expiring or maturing on April 30th of this year, and that’s the one that we plan to let mature, and, you know, we’re planning to essentially assume more LIBOR exposure and then elect one month LIBOR in its place.

Rob Mains:                            Okay.  Sorry, the key…  Then you… and you answered my question.  This mark-to-market stuff, we’ve only got essentially four more months?

Mark Stolper:                       Yes, correct.

Rob Mains:                            Got you.  Okay, thank you.

Mark Stolper:                       Thank you.

Operator:                              And this concludes the question and answer session today.  At this time, I’d like to turn the call back to Dr. Berger for any closing remarks.

Dr. Howard Berger:            Well, again, thank you all for participating and taking time out of your busy days to listen to our earnings call.  I’ll summarize by saying that I believe that 2009 is going to be a banner year for the Company.  We’ve worked very hard to get to this point.  I’d like everybody to focus on what I believe to be the most important part of our operation here and that is to continue to drive the revenue as we’ve demonstrated that we can.  There’s a lot of new initiatives here that we, hopefully, will be describing in subsequent quarters that will continue to drive revenue into the existing centers.  And I believe that the challenge that we have, that the management team is up to, is to make certain that we expand our margins, be more diligent about how we manage our cash, and, by the end of 2009, have a substantial improvement in the Company’s overall EBITDA performance, net revenue performance, net income and deleveraging.

  And so we hope to be able to bring you these results every quarter as we go deep into this challenging 2009 environment.  Thank you.

Operator:                              This concludes today’s conference.  We thank everyone for their participation.